Exhibit 10.1

DIRECTOR COMPENSATION SUMMARY

Officers, employees or paid consultants and advisors of Sprague Resources GP LLC (the “General Partner”) or its affiliates (including Axel Johnson Inc. and its affiliates) who also serve as members of the board of directors of the General Partner (the “Board”) will not receive additional compensation for their service as members of the Board. All members of the Board not included in the preceding sentence shall be referred to as the “non-employee directors”. Each non-employee director will receive an annual retainer of $60,000, paid in quarterly installments. Each non-employee director will also receive an annual award, granted within five business days of October 15 of each year, of the number of fully vested common units representing limited partner interests (“Common Units”) in Sprague Resources LP (the “Partnership”) having a grant date fair value of approximately $60,000, subject to the terms and vesting schedules set forth in the applicable grant documents. Further, each non-employee director serving as a chairman or a member of a committee of the Board will receive an annual retainer of $10,000 or $5,000, respectively, paid in quarterly installments. Annual cash retainers and grants of Common Units will be pro-rated for directors who join the Board mid-year. All directors will receive reimbursement for out-of-pocket expenses associated with attending meetings of the Board or committees of the Board. Each director will receive liability insurance coverage and be fully indemnified by the Partnership for actions associated with being a director to the fullest extent permitted under Delaware law.